August 2009 Preliminary Terms No. 167 Registration Statement No. 333-156423 Dated August 18, 2009 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM
Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based inversely upon the closing price of the underlying asset at maturity. The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	September 24, 2010
Underlying shares:	Shares of the SPDR® S&P® Retail ETF
Aggregate principal amount:	$
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	September 21, 2010, subject to adjustment for certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$12.50 to $12.80 per Bear Market PLUS (125% to 128% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	August , 2009
Original issue date:	August , 2009 (5 business days after the pricing date)
CUSIP:	617484704
ISIN:	US6174847045
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Bear Market PLUS	$10	$0.10	$9.90
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BEAR MARKET PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208009

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside SecuritiesSM
The Bear Market PLUS Based Inversely on the Shares of the SPDR® S&P® Retail ETF due September 24, 2010 (the “Bear Market PLUS”) can be used:

▪	As an alternative to a direct short exposure to the underlying shares that enhances returns for a certain range of negative price performance of shares of the underlying shares.

▪	To enhance returns and potentially outperform a short strategy on the underlying shares in a moderately bearish scenario.

▪
To achieve similar levels of short exposure to the underlying shares as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the underlying shares, subject to the minimum payment at maturity.
Maturity:	13 months
Leverage factor:	200%
Maximum payment at maturity:	$12.50 to $12.80 per Bear Market PLUS (125% to 128% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

SPDR® S&P® Retail ETF Overview

The SPDR® S&P® Retail ETF is an exchange traded fund managed by SSgA Funds Management, Inc., the investment management arm of State Street Bank and Trust Company, a wholly owned subsidiary of State Street Corporation. The SPDR® S&P® Retail ETF seeks to replicate, as closely as possible, the total return performance of the S&P Retail Select Industry® Index. The S&P Retail Select Industry® Index is calculated and disseminated by Standard and Poor’s®, and represents the retail sub-industry portion of the S&P Total Market Index. The S&P Total Market Index tracks all the U.S. common equities listed on the NYSE, NASDAQ® National Market and NASDAQ Small Cap exchanges.

Information as of market close on August 14, 2009:

Bloomberg Ticker Symbol:	XRT
Current Share Price:	$31.09
52 Weeks Ago:	$31.96
52 Week High (on 9/18/08):	$33.99
52 Week Low (on 11/20/08):	$15.30

SPDR® S&P® Retail ETF Daily Closing Prices June 19, 2006 to August 14, 2009

August 2009	Page 2

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 13 month investment offers 200% enhanced exposure to the downside movement of the shares of the SPDR® S&P® Retail ETF, subject to a maximum payment at maturity of $12.50 to $12.80 per Bear Market PLUS (125% to 128% of the stated principal amount).  Investors can use the Bear Market PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in shares of the SPDR® S&P® Retail ETF.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying shares within a certain range of negative price performance.
Best Case Scenario
The underlying shares decrease in price and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity of $12.50 to $12.80 per Bear Market PLUS (125% to 128% of the stated principal amount).

Worst Case Scenario
The underlying shares increase in price and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 8)

▪	The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying shares increase in price over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the SPDR® S&P® Retail ETF.

▪	The SPDR® S&P® Retail ETF is concentrated in the retail industry.

▪	Adjustments to the underlying shares or to the S&P Retail Select Industry Index could adversely affect the value of the Bear Market PLUS.

▪	Investing in the Bear Market PLUS is not equivalent to investing in a short position in the underlying shares.

▪	The underlying shares and the S&P Retail Select Industry Index are different.

▪	The antidilution adjustments do not cover every event that could affect the shares of the SPDR® S&P® Retail ETF.

▪	The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS.

▪
The Bear Market PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

August 2009	Page 3

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing price of the underlying shares at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August , 2009	August , 2009 (5 business days after the pricing date)	September 24, 2010, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the SPDR® S&P® Retail ETF
Aggregate principal amount:	$
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Leverage factor:	200%
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date as published under the Bloomberg ticker symbol “XRT” or any successor symbol times the adjustment factor.
Valuation date:	September 21, 2010, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$12.50 to $12.80 per Bear Market PLUS (125% to 128% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 8.

August 2009	Page 4

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange
CUSIP:	617484704
ISIN:	US6174847045
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Bear Market PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the SPDR S&P Retail ETF or any of its underlying assets should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in the underlying shares and futures and options contracts on the underlying shares and in any other securities or instruments that we may wish to use in connection with such hedging. Such activities could potentially decrease the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplemental Information Regarding Plan of Distribution:
The agent expects to distribute the Bear Market PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.
Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2009	Page 5

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$12.65 per Bear Market PLUS (126.5% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final share price is less than the initial share price, then investors receive the $10 stated principal amount plus 200% of the percentage decline in the underlying shares over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity if the final share price decreases from the initial share price by 13.25%.

▪	If the underlying shares depreciate 5%, the investor would receive a 10% return, or $11.00.

▪	If the underlying shares depreciate 50%, the investor would receive only the hypothetical maximum payment at maturity of $12.65 (126.5% of the stated principal amount).

▪
If the final share price is greater than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the price of the underlying shares, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

▪      If the underlying shares increase in price by 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪      If the underlying shares appreciate by 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

August 2009	Page 6

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold, an amount in cash, based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is less than the initial share price, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $12.50 to $12.80, or 125% to 128% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   ($10    ×    200%    ×    share percent decrease)

and

If the final share price is greater than or equal to the initial share price, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold, a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   ($10    ×    share percent increase)

and

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

Under no circumstances will the payment at maturity be less than $2.00 per Bear Market PLUS.

August 2009	Page 7

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 20% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment of only 20% of the stated principal amount at maturity.  If the final share price is greater than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the closing price of the underlying shares above the initial share price, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $12.50 to $12.80 (125% to 128% of the stated principal amount).  Although the leverage factor provides 200% exposure to any decline in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 125% to 128% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price decreases by 12.5% to 14% from the initial share price.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the trading price and volatility of the shares of the SPDR® S&P® Retail ETF, dividend rate on the shares composing the S&P Retail Select Industry Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

▪
The SPDR® S&P® Retail ETF is concentrated in the retail industry. The retail industry is particularly vulnerable to the performance of the domestic and international economy and consumer confidence and spending. As a result of the SPDR® S&P® Retail ETF’s concentration of assets in a single industry, the current economic climate could negatively impact the value of the underlying shares, and thus the value of the Bear Market PLUS, to a greater extent than if the SPDR® S&P® Retail ETF’s assets were invested in a wider variety of industries.

▪
Adjustments to the underlying shares or to the S&P Retail Select Industry Index could adversely affect the value of the Bear Market PLUS.  SSgA Funds Management, Inc., which we refer to as SSgA, is the investment manager of the SPDR® Fund, which seeks investment results that correspond as closely as possible to the total return performance of the S&P Retail Select Industry® Index.  The S&P Retail Select Industry Index is calculated and disseminated by Standard & Poor’s and is maintained by the S&P U.S. Index Committee.  The S&P U.S. Index Committee can add, delete or substitute the stocks underlying the S&P Retail Select Industry Index that could change the value of the S&P Retail Select Industry Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the SPDR® Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Bear Market PLUS.

▪
Not equivalent to investing in or taking a short position with respect to the underlying shares.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying shares, the S&P Retail Select Industry Index or the stocks that constitute the S&P Retail Select Industry Index. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the SPDR® S&P® Retail ETF or the stocks composing the S&P Retail Select Industry Index.

▪
The underlying shares and the S&P Retail Select Industry Index are different.  The performance of the underlying shares may not exactly replicate the performance of the S&P Retail Select Industry Index because the SPDR® S&P® Retail ETF will reflect transaction costs and fees that are not included in the calculation of the S&P Retail Select Industry Index.  It is also possible that the SPDR® S&P® Retail ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the S&P Retail Select Industry Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA may invest up to 5% of the  SPDR® S&P® Retail ETF’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The  SPDR® S&P® Retail ETF may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the S&P Retail Select Industry Index and in managing cash flows.

August 2009	Page 8

Bear Market PLUS based Inversely on the Shares of the SPDR® S&P Retail ETF due September 24, 2010
Performance Leveraged Upside SecuritiesSM

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Bear Market PLUS may be materially and adversely affected.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS. MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying shares or to the S&P Retail Select Industry Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the S&P Retail Select Industry Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the S&P Retail Select Industry Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price of the underlying shares and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

▪
The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the cost of hedging our obligations under the Bear Market PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the S&P Retail Select Industry Index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the

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Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

SPDR® S&P® Retail ETF. SPDR® S&P® Retail ETF is an exchange-traded fund managed by SSgA Funds Management, Inc (“SSgA”), a registered investment company.  This fund seeks investment results that correspond as closely as possible, before fees and expenses, to the total return performance of the S&P Retail Select Industry® Index.  It is possible that this fund may not fully replicate the performance of the S&P Retail Select Industry® Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the SSgA pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Bear Market PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the SSgA from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Bear Market PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SSgA.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the SSgA is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the Bear Market PLUS at the time we price the Bear Market PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SSgA could affect the value received at maturity with respect to the Bear Market PLUS and therefore the trading prices of the Bear Market PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the SSgA.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SSgA, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Bear Market PLUS under the securities laws.  As a purchaser of the Bear Market PLUS, you should undertake an independent investigation of the SSgA as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®” and “Select Industry®” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The Bear Market PLUS are not sponsored, endorsed, sold, or promoted by MGH or the SSgA.  MGH and the SSgA make no representations or warranties to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in the Bear Market PLUS.  MGH and the SSgA have no obligation or liability in connection with the operation, marketing, trading or sale of the Bear Market PLUS.

S&P Retail Select Industry® Index.  S&P Retail Select Industry® Index is calculated and disseminated by Standard and Poor’s® and represents the retail sub-industry portion of the S&P Total Market Index.  As a member of the S&P Select Industry Index series, it is designed to measure the performance of narrow Global Industry Classification Standard sub-series.  See “Annex A—The S&P Retail Select Industry Index.”

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Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the SPDR® S&P® Retail ETF for each quarter in the period from June 19, 2006 (the date the shares commenced trading) through August 14, 2009.  The closing price of the shares of the SPDR® S&P® Retail ETF on August 14, 2009 was $31.09.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the SPDR® S&P® Retail ETF should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the SPDR® S&P® Retail ETF on the valuation date.

SPDR® S&P® Retail ETF (CUSIP 78464A714)	High	Low	Period End
2006
Second Quarter (beginning June 19, 2006)	37.62	36.58	37.62
Third Quarter	39.83	34.82	39.29
Fourth Quarter	41.89	39.40	40.61
2007
First Quarter	43.90	40.19	43.06
Second Quarter	45.31	42.13	43.30
Third Quarter	44.39	37.22	38.92
Fourth Quarter	41.22	33.56	33.56
2008
First Quarter	34.74	29.10	31.71
Second Quarter	34.49	29.24	29.24
Third Quarter	33.99	27.20	30.75
Fourth Quarter	30.48	15.30	20.37
2009
First Quarter	23.84	18.27	22.91
Second Quarter	29.34	23.41	27.71
Third Quarter(through August 14, 2009)	32.44	26.07	31.09

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Annex A

S&P Retail Select Industry® Index

We have derived all information contained in these preliminary terms regarding the S&P Retail Select Industry Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The Index is maintained by the S&P Index Committee.  There are eight members of the committee; all are full-time professional members of Standard & Poor’s staff. The committee meets monthly. At each meeting, the committee reviews pending corporate actions that may affect the Index constituents, statistics comparing the composition of the Index to the market, companies that are being considered as candidates for addition to the Index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters. Standard & Poor’s considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index is one of the S&P Select Industry Indices, which are designed to measure the performance of narrow Global Industry Classification Standard (“GICS”) sub-industries or groups of sub-industries.  Each of the S&P Select Industry Indices includes a minimum of 25 stocks.  If the relevant sub-industries do not have enough stocks that meet the criteria for inclusion, large, liquid stocks from highly correlated, supplementary sub-industries are included. Membership is based on a company’s GICS classification, as well as liquidity and market capitalization requirements. The GICS structure consists of 10 sectors, 24 industry groups, 68 industries and 154 sub-industries. Companies are classified primarily based on revenues; however, earnings and market perception are also considered in classification analysis.

Constituent stocks are members of the S&P Total Market Index (the “S&P TMI”), cover at least 90% of float-adjusted market capitalization of the relevant sub-industry(ies), and have a liquidity ratio of at least 60%. This seeks to ensure that each index is representative as well as liquid.

The Index is an equal-weighted index that draws constituents from the GICS sub-industries that contain companies involved in retail-related activities. The GICS sub-industries currently reflected in the Index (together with their respective GICS codes) are:

Catalog Retail (25502010)

Internet Retail (25502020)

Department Stores (25503010)

General Merchandise Stores (25503020)

Apparel Retail (25504010)

Computer & Electronic Retail (25504020)

Specialty Stores (25504040)

Automotive Retail (25504040)

Drug Retail (30101010)

Food Retailers (30101030)

Hypermarkets & Super Centers (30101040)

Eligibility:

To be eligible for the Index, companies must be in the S&P TMI and rank in the top 90% of their relevant GICS sub-industry by float-adjusted market capitalization. Those stocks at the top, whose cumulative market capitalization is less than or equal to 90% of the total float-adjusted market capitalization of the sub-industry, are deemed to qualify. The S&P TMI includes all common equities listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market.

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Companies having a float-adjusted market capitalization above US $500 million are added sequentially in order of float-adjusted market capitalization until the cumulative float-adjusted market capitalization equals 90% of each relevant GICS sub-industry. The 90% rule may be relaxed if individual stock’s float-adjusted market capitalization falls substantially below US $500 million. The total number of companies in the Index should be at least 25. If there are still fewer than 25 stocks in the Index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds, are included in order of their float-adjusted market capitalization to reach 25 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the Index as of each rebalancing effective date.

Float adjusted market capitalization should be at least US $500 million. Stocks with a float-adjusted market capitalization above US $500 million and that meet the liquidity threshold are included in order of their float-adjusted market capitalization until the stock count reaches at least 25. The float-adjusted market capitalization of these stocks must combine to be at least 90% of the total sub-industry market capitalization. The 90% rule may be relaxed if individual stock’s float-adjusted market capitalization falls substantially below US $500 million and the total of number of companies in the Index is at least 25. If the Index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

Constituents must have a liquidity ratio -- defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months -- greater than 60%. The length of time to evaluate liquidity is reduced to available trading period for IPOs or spin-offs that do not have 12 months of  trading history.

Finally, only companies domiciled in the U.S. are eligible for inclusion.

Changes to the Index:

Index rebalancings occur after the closing on the third Friday of each quarter-ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month.

Companies are added between rebalancings only if a deletion in the Index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the Index at the weight of the deleted constituent. In the case of mergers involving at least one Index constituent, the merged company will remain in the Index if it meets all of the eligibility requirements. The merged company will be added to the Index at the weight of the pre-merger Index constituent. If both companies involved in a merger are Index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction.

In the case of spin-offs, the Index will follow the S&P TMI’s treatment of the action. If the S&P TMI treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the Index will treat the spin-off this way as well.

A company is deleted from the Index if the S&P TMI drops the constituent. If a constituent deletion causes the number of companies in the Index to fall below 22, each stock deletion is accompanied with a stock addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the Index at the next rebalancing.

Index Maintenance:

Index maintenance will follow the S&P TMI and the treatment of corporate actions should be the same as in the S&P TMI.  In particular, treatment of spin-offs, special dividends and other corporate actions will be the same.  Market or when-issued prices will be used except in cases where Standard & Poor’s believes that it would be very difficult for indexed portfolios to be able to execute trades at those prices. In such cases, Standard & Poor’s may choose to calculate a theoretical price based on the corporate action.

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Index membership is reviewed quarterly. Rebalancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month.

The Index base date is December 15 2000. The base value, for both the price return and total return series, on that date is 1000.

Historical daily returns are available beginning on December 17 1999.

Index Actions:

S&P TMI Action	Adjustment made to Index	Divisor adjustment?
Constituent deletion:	If the constituent is a member of the Index, it is dropped.	Yes
Share changes between quarterly share adjustments:	None.	No
Quarterly share changes:	There is no direct adjustment, however, on the same date the Index rebalancing will take place.	Only because of the Index rebalancing.
GICS change:	None. If, after the GICS change, a company no longer qualifies to belong to the Index, it is removed at the next rebalancing.	No
Spin-off treated as a deletion/addition action in the S&P TMI:
No weight change. The price is adjusted to the when-issued price of the parent company, as announced in the S&P TMI action. Index shares change so that the company’s weight remains the same as its weight before the spin-off.

No
Corporate Actions:

Corporate Action	Adjustment made to Index	Divisor adjustment?
Other Spin-offs:
No weight change. The price is adjusted to the price of the parent company minus (the price of the spin-off company/share exchange ratio). Index shares change so that the company’s weight remains the same as its weight before the spin-off.

No
Rights Offering:
The price is adjusted to the price of the parent company minus (the price of the rights subscription/rights ratio). Index shares change so that the company’s weight remains the same as its weight before the spin-off.

No
Stock Split:	Index shares are multiplied by and price is divided by the split factor.	No
Share Issuance or Share Repurchase:	None.	No
Special Dividends:	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

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